Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


            WERNER ENTERPRISES REPORTS GROWTH IN FIRST QUARTER
                        2011 REVENUES AND EARNINGS

Omaha, Nebraska, April 20, 2011:
-------------------------------

     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the first quarter ended March 31, 2011.

     Summarized financial results for first quarter 2011 compared to first quarter 2010 are as follows (dollars in thousands, except per share data):


                                  1Q11         1Q10        % Change
                                --------     --------      --------
     Total revenues             $469,429     $425,075           10%
     Trucking revenues, net
      of fuel surcharge         $316,447     $303,668            4%
     Value Added Services
      ("VAS") revenues           $63,573      $61,400            4%
     Operating income            $27,442      $18,264           50%
     Net income                  $16,293      $10,836           50%
     Earnings per diluted share    $0.22        $0.15           49%


     Despite the recent cost headwinds of three unusually severe winter storms during the first five weeks of first quarter 2011 and rising diesel fuel prices during the latter part of first quarter 2011, Werner Enterprises produced 49% earnings per share growth in first quarter 2011 compared to first quarter 2010.

     In first quarter 2011, freight trends in our One-Way Truckload business improved significantly beginning the second week of February to levels higher than 2010 and improved further in March. Our Midwest freight demand was particularly strong, followed closely by most of our other domestic geographic areas, except for the West which showed less strength. We are encouraged by recently improving truckload freight trends, which we believe are caused to a greater degree by industry capacity constraints than economic recovery.

     Our average revenues per total mile increased 4.5% in first quarter 2011 compared to first quarter 2010. This increase was the result of customer contractual rate increases, freight mix improvement and unusually strong customer demand for truck capacity in the latter part of first quarter 2011. This resulted in significant customer capacity charges for repositioning trucks from other regions and providing additional trucks above committed levels. We have been very successful in this tightening capacity environment in working jointly with our customers to secure sustainable solutions across all modes. We are committed to maintaining our fleet count at approximately 7,300 trucks. We remain focused on expanding our operating margin to raise our returns on assets, equity and invested capital, while staying true to our expanded portfolio of services for our customers.

     The gap between the lower market value of an aged industry truck fleet and the higher cost of environmentally-friendly new trucks has never been wider. It is extremely difficult for many carriers to access the required capital to simply replace their existing truck fleets with new trucks. As a result, it is anticipated these capital constraints will restrict industry truck growth and may cause the number of trucks in the industry to decline.

     As noted in detail in our fourth quarter 2010 earnings release, the most dramatic safety regulatory changes in our company's 55-year history are all occurring over the next three years. The Compliance Safety
Accountability program, proposed changes to the hours of service regulations for commercial truck drivers and the proposed required use of electronic on-board recorders on virtually all trucks are all expected to reduce, or have the effect of reducing, industry capacity.

     We continue to diversify our business model with the goal of a balanced portfolio of revenues comprised of One-Way Truckload (which includes the Regional, medium-to-long-haul Van and Expedited fleets), Dedicated and Logistics (VAS). Our specialized services unit, primarily Dedicated, ended the quarter with 3,600 trucks (49% of our total fleet).

     Average diesel fuel prices were 78 cents per gallon higher in first quarter 2011 than in first quarter 2010 and were 46 cents per gallon higher than in fourth quarter 2010. For the first 20 days of April 2011, the average diesel fuel price per gallon was $1.00 higher than the average diesel fuel price per gallon in the same period of 2010 and $1.11 higher than in second quarter 2010. Diesel fuel prices have risen significantly since the last week of February 2011 compared to the falling prices in second quarter 2010. When fuel prices rise rapidly, a negative earnings lag occurs because the cost of fuel rises immediately and the market indexes used to determine fuel surcharges increase at a slower pace. In a period of declining fuel prices, we generally experience a temporary favorable earnings effect because the fuel costs decline at a faster pace than the market indexes used to determine fuel surcharge collections.

     We continue to make meaningful progress improving our fuel miles per gallon ("mpg") by controlling truck idling and implementing fuel mpg enhancing equipment changes to our fleet. We continue to invest in environmentally friendly and fuel-saving equipment solutions such as aerodynamic trucks, idling reduction systems, tire inflation systems and trailer skirts to reduce our fuel gallons purchased and improve our fuel mpg.

     The driver recruiting and retention market remains competitive. An improved freight market, extended unemployment benefit programs, changing industry safety regulations and reduced financing options for driving school candidates continue to tighten qualified and student driver supply. We expect driver market challenges to increase as the year progresses. We continue to believe our position in the current driver market is better than that of many competitors because over 70% of our driving jobs reside in more attractive, shorter-haul Regional and Dedicated fleet operations that enable us to return these drivers to their homes on a more frequent and consistent basis.

     Gains on sales of equipment were $4.8 million in first quarter 2011 compared to $1.1 million in first quarter 2010 and $2.8 million in fourth quarter 2010. Our premium used trucks are increasingly more attractive to fleets that want to upgrade their older trucks without incurring the higher cost of new trucks. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

     In 2011, we are purchasing trucks with 2010-standard engines to replace older trucks that we sell or trade. We remain committed to the ongoing investment required to maintain a best-in-class fleet while focusing on the lowest-cost operating model for our customers. We expect to purchase new trucks and trailers for fleet replacement in 2011, with an estimated net capital expenditure of $150 million to $200 million. This compares to net capital expenditures of $119 million in 2010. We expect these purchases to reduce the average age of our company truck fleet from 2.8 years at the end of 2010 to approximately
2.5 years by the end of 2011.

     To provide shippers with additional sources of managed capacity and network analysis, Werner continues to develop its non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).


Value Added Services
  (amounts in 000's)           1Q11             1Q10
--------------------      ---------------  ---------------
Revenues                  $63,573  100.0%  $61,400  100.0%
Rent and purchased
 transportation expense    53,332   83.9    51,949   84.6
                          -------          -------
Gross margin               10,241   16.1     9,451   15.4
Other operating expenses    6,831   10.7     6,367   10.4
                          -------          -------
Operating income           $3,410    5.4    $3,084    5.0
                          =======          =======

     The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.

                              1Q11      1Q10     Difference     % Change
                             ------    ------    ----------     --------
Total VAS shipments          58,246    66,825        (8,579)       (13)%
Less: Non-committed
 shipments to Truckload
 segment                     18,405    26,311        (7,906)       (30)%
                             ------    ------    ----------
Net VAS shipments            39,841    40,514          (673)        (2)%
                             ======    ======    ==========

Average revenue per
 shipment                    $1,500    $1,309          $191          15%
                             ======    ======    ==========

     In first quarter 2011, VAS revenues increased 4%, gross margin dollars increased 8% and operating income dollars increased 11% compared to first quarter 2010.

     Brokerage revenues in first quarter 2011 increased 22% compared to first quarter 2010 due primarily to increased shipment volume. Brokerage gross margin dollars increased at the same rate as the gross margin percentage remained constant year-over-year, and operating income increased at a higher percentage rate. Sequentially, the Brokerage gross margin percentage improved to 13.7% in first quarter 2011 from 13.1% in fourth quarter 2010. Intermodal revenues increased 26% while intermodal gross margins and operating income increased at a higher percentage rate, comparing first quarter 2011 to first quarter 2010. Werner Global Logistics revenues declined 39% and operating results also declined in first quarter 2011 compared to first quarter 2010, but improved sequentially over fourth quarter 2010. The first quarter 2010 to first quarter 2011 decline is attributed to a decrease in the number of shipments related to several international projects that ended during the latter part of second quarter 2010.

     Comparisons  of  the  operating  ratios  (net  of  fuel   surcharge
revenues) for the Truckload segment and VAS segment for first quarters 2011 and 2010 are shown below.


Operating Ratios                    1Q11    1Q10    Difference
----------------                    -----   -----   ----------
Truckload Transportation Services   92.4%   95.2%     (2.8)%
Value Added Services                94.6    95.0      (0.4)


     Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for first quarter 2011 and first quarter 2010 are 94.0% and 96.0%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     Our financial position remains strong. We ended the quarter with no debt and $47.6 million of cash.


                                                     INCOME STATEMENT DATA
                                                          (Unaudited)
                                            (In thousands, except per share amounts)

                                         Quarter       % of        Quarter       % of
                                          Ended      Operating      Ended      Operating
                                         3/31/11     Revenues      3/31/10     Revenues
                                       -----------  -----------  -----------  -----------
Operating revenues                        $469,429        100.0     $425,075        100.0
                                       -----------  -----------  -----------  -----------
Operating expenses:
   Salaries, wages and benefits            132,863         28.3      128,334         30.2
   Fuel                                     97,931         20.9       73,881         17.4
   Supplies and maintenance                 41,189          8.8       37,676          8.9
   Taxes and licenses                       23,026          4.9       23,457          5.5
   Insurance and claims                     18,060          3.8       16,838          3.9
   Depreciation                             39,718          8.5       38,285          9.0
   Rent and purchased transportation        88,497         18.9       84,685         19.9
   Communications and utilities              3,923          0.8        3,749          0.9
   Other                                    (3,220)        (0.7)         (94)        (0.0)
                                       -----------  -----------  -----------  -----------
      Total operating expenses             441,987         94.2      406,811         95.7
                                       -----------  -----------  -----------  -----------
Operating income                            27,442          5.8       18,264          4.3
                                       -----------  -----------  -----------  -----------

Other expense (income):
   Interest expense                             28          0.0            9          0.0
   Interest income                            (345)        (0.1)        (337)        (0.1)
   Other                                        26          0.0          (11)        (0.0)
                                       -----------  -----------  -----------  -----------
      Total other expense (income)            (291)        (0.1)        (339)        (0.1)
                                       -----------  -----------  -----------  -----------

Income before income taxes                  27,733          5.9       18,603          4.4
Income taxes                                11,440          2.4        7,767          1.9
                                       -----------  -----------  -----------  -----------
Net income                                 $16,293          3.5      $10,836          2.5
                                       ===========  ===========  ===========  ===========

Diluted shares outstanding                  73,138                    72,545
                                       ===========               ===========
Diluted earnings per share                    $.22                      $.15
                                       ===========               ===========

                                                           OPERATING STATISTICS
                                                   Quarter Ended          Quarter Ended
                                                      3/31/11    % Change    3/31/10
                                                   ------------- -------- -------------
Trucking revenues, net of fuel surcharge (1)            $316,447     4.2%      $303,668
Trucking fuel surcharge revenues (1)                      83,273    51.2%        55,059
Non-trucking revenues, including VAS (1)                  66,165     4.7%        63,188
Other operating revenues (1)                               3,544    12.2%         3,160
                                                   -------------          -------------
     Operating revenues (1)                             $469,429    10.4%      $425,075
                                                   =============          =============

Average monthly miles per tractor                          9,705    -0.7%         9,769
Average revenues per total mile (2)                       $1.502     4.5%        $1.437
Average revenues per loaded mile (2)                      $1.693     3.9%        $1.629
Average percentage of empty miles                          11.26%   -4.6%         11.80%
Average trip length in miles (loaded)                        450    -1.3%           456
Total miles (loaded and empty) (1)                       210,634    -0.3%       211,315
Average tractors in service                                7,235     0.3%         7,211
Average revenues per tractor per week (2)                 $3,364     3.9%        $3,239
Capital expenditures, net (1)                            $20,054                $10,874
Cash flow from operations (1)                            $53,800                $64,962
Return on assets (annualized)                                5.6%                  3.7%
Total tractors (at quarter end)
     Company                                               6,645                  6,575
     Independent contractor                                  655                    675
                                                   -------------          -------------
          Total tractors                                   7,300                  7,250

Total trailers (truck and intermodal, quarter end)        23,530                 23,730


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                      BALANCE SHEET DATA
                                             (In thousands, except share amounts)



                                                    3/31/11        12/31/10
                                                 -------------   -------------
                                                  (Unaudited)

ASSETS
Current assets:
   Cash and cash equivalents                           $47,599         $13,966
   Accounts receivable, trade, less allowance
      of $9,907 and $9,484, respectively               210,565         190,264
   Other receivables                                    10,130          10,431
   Inventories and supplies                             21,201          16,868
   Prepaid taxes, licenses and permits                  11,095          14,934
   Current deferred income taxes                        28,456          27,829
   Other current assets                                 21,842          23,407
                                                 -------------   -------------
      Total current assets                             350,888         297,699
                                                 -------------   -------------

Property and equipment                               1,538,017       1,549,637
Less - accumulated depreciation                        710,609         708,582
                                                 -------------   -------------
      Property and equipment, net                      827,408         841,055
                                                 -------------   -------------

Other non-current assets                                12,151          12,798
                                                 -------------   -------------
                                                    $1,190,447      $1,151,552
                                                 =============   =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                    $64,519         $57,708
   Insurance and claims accruals                        73,443          71,857
   Accrued payroll                                      20,349          18,838
   Other current liabilities                            19,346          20,037
                                                 -------------   -------------
      Total current liabilities                        177,657         168,440
                                                 -------------   -------------

Other long-term liabilities                             10,694          10,380

Insurance and claims accruals,
   net of current portion                              115,250         113,250

Deferred income taxes                                  201,841         190,507

Stockholders' equity:
   Common stock, $.01 par value, 200,000,000
      shares authorized; 80,533,536 shares
      issued; 72,768,665 and 72,644,998 shares
      outstanding, respectively                            805             805
   Paid-in capital                                      92,516          91,872
   Retained earnings                                   740,870         728,216
   Accumulated other comprehensive loss                 (2,872)         (3,420)
   Treasury stock, at cost; 7,764,871 and
      7,888,538 shares, respectively                  (146,314)       (148,498)
                                                 -------------   -------------
      Total stockholders' equity                       685,005         668,975
                                                 -------------   -------------
                                                    $1,190,447      $1,151,552
                                                 =============   =============

     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and local van; expedited; temperature-controlled; and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.